Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-280017) and Forms F-3 (File Nos. 333-286326 and 333-278400) of our report dated October 3, 2025 with respect to the financial statements of Critical Metals Corp. for the year ended June 30, 2025 included in the Annual Report on Form 20-F.

/s/ CBIZ CPAs P.C.

Houston, Texas

October 3, 2025